Exhibit 2.2
Execution Version
AMENDMENT
to
AMENDED AND RESTATED
PURCHASE AND SALE AGREEMENT
(2022-A PROJECTS ANNEX)

This AMENDMENT to AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, dated as of April 20, 2022 (the “Amendment”), is made and entered into by and among ESI ENERGY, LLC, a Delaware limited liability company (“ESI”), NEP US SELLCO, LLC, a Delaware limited liability company (“Sellco” or “Seller”, and, solely for the purposes of Articles IV, IX, X and XII of the Agreement, the term “Seller” shall also include ESI), and NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”) (ESI, Sellco, and Purchaser being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”). Capitalized terms not otherwise defined herein shall have the same meanings when used herein as in the Agreement.
WHEREAS, ESI, Sellco and Purchaser are parties to that certain Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016 and amended as of September 8, 2016 (as heretofore amended, amended and restated, supplemented and modified, the “Agreement”);
WHEREAS, Section 12.8(b) of the Agreement provides that the Parties may amend the Agreement to include an additional Acquired Companies Annex by execution of an amendment to the Agreement that includes as an attachment the form of the Acquired Companies Annex; and
WHEREAS, the Parties desire to amend the Agreement to include as an additional Acquired Companies Annex, the 2022-A Acquired Companies Annex for the 2022-A Acquired Companies (as defined in Attachment 1 hereto) in the form of Attachment 1 hereto.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement shall be amended, as follows:
1.Amendments to Include an Additional Acquired Companies Annex. The Agreement is hereby amended to include, as an additional Acquired Companies Annex, the Acquired Companies Annex for the 2022-A Acquired Companies in the form of Attachment 1 hereto (the “2022-A Additional Acquired Companies Annex”), which Additional Acquired Companies Annex shall now constitute, and hereafter constitute, a part of the Agreement and be incorporated in the Agreement for all purposes. All references in the Agreement to “Acquired Companies Annexes” or an “Acquired Companies Annex” shall hereafter include a reference to the Additional Acquired Companies Annex and all references to “Acquired Companies” in the Agreement shall hereafter include a reference to the Acquired Companies described in such Additional Acquired Companies Annex. The amount of the Base Purchase Price for the Acquired Companies Acquisition described in the Additional Acquired Companies Annex is One Hundred Ninety Million Nine Hundred Fifty Thousand Dollars ($190,950,000).
2.Disclaimer. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Agreement. All other terms and conditions of the

Agreement remain in full force and effect. Any reference to the Agreement set forth in any document delivered in connection with the Agreement shall be deemed to include a reference to the Agreement as amended by this Amendment, whether or not so stated in such document. Except as specifically set forth in this Amendment, nothing in this Amendment and no action taken by the parties hereto shall be deemed or construed to in any manner enlarge, diminish or otherwise affect in any way the rights, remedies or defenses of the parties to the Agreement at law, in equity or otherwise or related issues.
3.Authorization and Enforceability. Each Party hereby represents and warrants that it is authorized to enter into this Amendment and that this Amendment constitutes the legal, valid and binding obligation of each such Party, enforceable in accordance with its terms.
4.Governing Law. This Amendment, and all Disputes, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment the negotiation, execution or performance of this Amendment (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise, shall be governed by and construed in accordance with the internal substantive Laws of the State of New York without giving effect to any conflict or choice of law provision. Each Party hereby agrees that this Amendment involves at least $1,000,000 and that this Amendment has been entered into in express reliance on Section 5-1401 of the New York General Obligations Law.
5.Assignment; Binding Effect. Neither this Amendment nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of each other Party, and any attempt to do so will be void ab initio, except for assignments and transfers by operation of Law. This Amendment is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
6.Modification. This Amendment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
7.Section Headings. Headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or portable document format (.pdf) copies hereof or signature hereon shall, for all purposes, be deemed originals.
[Signature page follows.]
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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.
ESI
ESI ENERGY, LLC
By: REBECCA J. KUJAWA
Name: Rebecca J. Kujawa
Title: President
SELLCO
NEP US SELLCO, LLC
By: REBECCA J. KUJAWA
Name: Rebecca J. Kujawa
Title: President
PURCHASER
NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC
By: REBECCA J. KUJAWA
Name: Rebecca J. Kujawa
Title: President

Signature Page to Amendment to Amended and Restated Purchase and Sale Agreement

ATTACHMENT 1

ADDITIONAL ACQUIRED COMPANIES ANNEX
[The Additional Acquired Companies Annex follows this cover page]

ACQUIRED COMPANIES ANNEX

for the

2022-A ACQUIRED COMPANIES

to

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

by and among

NEP US SELLCO, LLC
as Seller,
ESI ENERGY, LLC,
for the limited purposes herein provided, jointly with NEP US SellCo, LLC, as Seller and
NEXTERA ENERGY PARTNERS ACQUISITIONS, LLC

as Purchaser

dated as of April 20, 2022

This Acquired Companies Annex is an attachment to and intended to be a part of the Amended and Restated Purchase and Sale Agreement described above. Capitalized terms used in this Acquired Companies Annex and not defined herein shall have the same meanings when used in this Acquired Companies Annex as in the Amended and Restated Purchase and Sale Agreement described above (excluding any other Acquired Companies Annex thereto) or the Amendment, as applicable.

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PART I: PROJECT SPECIFIC DEFINITIONS

Certain Definitions. As used herein:
“Acquired Companies” or “2022-A Acquired Companies” means, collectively, (i) Sunlight Renewables Holdings, (ii) Sunlight Renewables Class A Holdings, (iii) Sunlight Renewables, and (iv) Sunlight Storage Project Company, each of the foregoing is referred to herein as an “Acquired Company.”
“Acquired Companies Annex” or “2022-A Acquired Companies Annex” means this Acquired Companies Annex, including all of the Schedules and Exhibits attached hereto.
“Actual Working Capital” shall be an amount equal to the actual working capital of the Acquired Companies as of the Closing Date, and as set forth in cell “C14” in the Purchase Price Calculation tab of the Portfolio Project Model following the input of changes in the Working Capital Inputs made by the representatives of the Parties pursuant to subparagraph 3(f) of Part III of this Acquired Companies Annex.
“Adjusted Sunlight Renewables Cash Flow” means, as of the Sunlight Renewables Tax Equity Financing consummation, the aggregate amount of pro forma distribution of Sunlight Renewables Available Cash to be received in respect of all outstanding Class A membership interests of Sunlight Renewables over the life of the Project, as set forth in Schedule A.
“Adjusted Sunlight Renewables Cash Flow NPV” means the net present value of the Adjusted Sunlight Renewables Cash Flow.
“Agreement” has the meaning given to it in the recitals to the Amendment.
“Allocation” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Amendment” has the meaning given to it in the introductory paragraph of the Amendment to Amended and Restated Purchase and Sale Agreement (2022-A Projects Annex), dated as of April 20, 2022, to which this Acquired Companies Annex is attached.
“Balance Sheet Date” as used in Section 5.19 of the Agreement in respect of the transactions contemplated by this Acquired Companies Annex, means March 30, 2022.
“Base Purchase Price” means an amount equal to One Hundred Ninety Million Nine Hundred Fifty Thousand Dollars ($190,950,000).
Build-Out Agreement” means the Build-Out Agreement to be entered into by and between Sunlight Renewables Holdings and NEER, as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Class A Member” has the meaning given to it in the Sunlight Renewables Holdings A&R LLC Agreement.
“Class A Membership Interest” has the meaning given to it in the Sunlight Renewables Holdings A&R LLC Agreement.

“Closing Purchase Price” means an amount equal to the Base Purchase Price as adjusted pursuant to subparagraph 3(a) of Part III of this Acquired Companies Annex on the Closing Date. The Closing Purchase Price will be set forth in the Portfolio Project Model as of the Closing Date at cell “C11” in the worksheet labeled “Purchase Price Calculation”.
“Commercial Operation” means with respect to the Project, “Commercial Operation,” as such term is defined in the applicable Energy Storage Purchase and Sale Agreement.
“Company Consents” means the Consents set forth in Schedule 5.3 to this Acquired Companies Annex.
“Construction Costs” means the sum of (a) the aggregate amount of any and all costs, expenses, including any deferred payments, and Delay Damages incurred by Seller, the Acquired Companies, and each of their respective subsidiaries and Affiliates, to site, design, develop, engineer, supply, interconnect, procure equipment, materials or Permits for, or construct, startup, upgrade, commission or test of the Project, or any parts or components thereof, or material used therein, in each case, in order for such Project to achieve Commercial Operation, “Substantial Completion” and “Final Completion,” as such terms are defined, with respect to the Project, in the EPC Agreement and (b) the aggregate of all amounts paid by any of the Acquired Companies for Network Upgrades.
“Deductible Amount” means one percent (1%) of the Base Purchase Price.
“Delay Damages” means any “Daily Delay Liquidated Damages” (as such term is defined in the applicable ESPSA) and any other amounts payable by any of the Acquired Companies and designated as compensation or liquidated damages for any failure to achieve the Initial Delivery Date by the Expected Initial Delivery Date (each, as defined in the applicable ESPSA), a “Commercial Operation Delay,” or any delay in achieving “Substantial Completion” and “Final Completion,” as such terms are defined in the EPC Agreement.
“Effective Date” means the date of the Amendment.
“Energy Storage Purchase and Sale Agreement” or “ESPSA” means the Energy Storage Purchase and Sale Agreement between Southern California Edison Company and Sunlight Storage, dated October 18, 2021.
“EPC Agreement” means that certain Procurement and Construction Agreement, dated as of March 9, 2022, by and between the Sunlight Storage Project Company and Cupertino Electric, Inc.
“Estimated Working Capital” shall be an amount equal to the estimated working capital of the Acquired Companies as set forth in cell “C10” in the Purchase Price Calculation tab of the Portfolio Project Model as of the Closing Date.
“Excluded Items” means the items of Property or personal property described on Schedule 7.12 to this Acquired Companies Annex.
“Existing Phase I Report” means the environmental site assessments for the Project, together with any bringdowns thereof, delivered to the Purchaser prior to the Effective Date, if any.
“Facility” means the Sunlight Storage Facility.

“FERC 203 Approval” means the order pursuant to section 203 of the Federal Power Act in which FERC has granted authorization to the transaction described in the section 203 application, and which order is consistent in all material respects with the Agreement.
    “Identified Environmental Losses” means any losses, damages or liabilities incurred by the Acquired Companies as a result of (i) environmental conditions identified in a Phase I Report that are not identified in the corresponding Existing Phase I Report, or (ii) environmental conditions identified in a Phase I Report that are identified in the corresponding Existing Phase I Report, which environmental conditions have changed such that additional losses, damages or liabilities are to be incurred by the Acquired Companies.

“Interests” has the meaning given to it in paragraph 1 of Part II of this Acquired Companies Annex.
“Knowledge” means, when used in a particular representation in the Agreement with respect to Seller and relating to the transactions contemplated by this Acquired Companies Annex the actual knowledge of the individuals as listed on Schedule K to this Acquired Companies Annex after reasonable inquiry.
“Management Presentation” has the meaning set forth in Schedule 5.23 of this Acquired Companies Annex.
“Maximum Indemnification Amount” means fifteen percent (15%) of the Base Purchase Price.
“NEER” means NextEra Energy Resources, LLC, a Delaware limited liability company.
“Network Upgrades” has the meaning, with respect to each Acquired Company, set forth in the applicable interconnection agreement to which such Acquired Company is a party.
“Neutral Auditor” means Duff & Phelps Corporation or, if Duff & Phelps Corporation is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.
“Outside Date” means December 1, 2022.
“Phase I Reports” has the meaning set forth in subparagraph 3(b) of Part V of this Acquired Companies Annex.
“Portfolio Project Model” means the financial model for the Acquired Companies that consolidates the Project Models into one set of outputs for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Post-Closing Working Capital Adjustment Payment” shall be an amount equal to (i) the Actual Working Capital minus (ii) the Estimated Working Capital.
“Project” means the Sunlight Storage Project.
“Project Activities” means, as of any date, with respect to any Acquired Company, all activities performed or undertaken as of such date by such Acquired Company (and its subsidiaries) in connection with or related to the development (including design and engineering), financing, construction (including supply and installation), commissioning (including testing), ownership, operation, maintenance, and use of the Project and the Facility.
“Project Financing Document” means, with respect to the Sunlight Renewables Tax Equity Financing, the applicable Sunlight Renewables ECCA and the amended and restated limited liability company agreement of Sunlight Renewables entered into (or to be entered into) in connection with the consummation of a tax equity financing for the Sunlight Storage Project Company.
“Project Models” means the financial models for the Acquired Companies, and that have been agreed to by the Parties as of the Effective Date as the models to be used for purposes of the calculation of certain adjustments to the Base Purchase Price and the Closing Purchase Price as provided in Part III of this Acquired Companies Annex.
“Projected Sunlight Renewables Cash Flow” means, as of the Effective Date, the aggregate amount of pro forma distribution of Sunlight Renewables Available Cash to be received in respect of all outstanding Class A membership interests of Sunlight Renewables over the life of the Project, as set forth in Schedule A.
“Projected Sunlight Renewables Cash Flow NPV” means the net present value of the Projected Sunlight Renewables Cash Flow.
“Purchase Price” has the meaning given to it in paragraph 1 of Part III of this Acquired Companies Annex.
“Purchase Price Allocation Schedule” has the meaning set forth in subparagraph 1(a) of Part VII of this Acquired Companies Annex.
“Purchaser Consents” means the Consents set forth under the heading “Purchaser Consents” in Schedule 7.1 to this Acquired Companies Annex.
“Renewables Portfolio Holdings” means Renewables Portfolio Holdings, LLC, a Delaware limited liability company.
“Seller Consents” means the Consents set forth under the heading “Seller Consents” in Schedule 7.1 to this Acquired Companies Annex.
“Subcontractor Delay Liquidated Damages” means any payments received by any of the Acquired Companies designated as compensation for any delay or liquidated damages relating to the construction, development, or testing of the Project (including any payment received under any battery supply agreement, or battery construction contract).
“Sunlight Renewables” means Sunlight Renewables, LLC, a Delaware limited liability company.
“Sunlight Renewables Available Cash” means the “Available Cash Flow” as such term is defined in the Sunlight Renewables A&R LLC Agreement.
“Sunlight Renewables A&R LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Sunlight Renewables.
“Sunlight Renewables Holdings A&R LLC Agreement” means the Limited Liability Company Agreement of Sunlight Renewables Holdings, by and among Purchaser, as the Sunlight Renewables Holdings Class A Member and as managing member, and Renewables

Portfolio Holdings, as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Sunlight Renewables Class A Holdings” means Sunlight Renewables Class A Holdings, LLC, a Delaware limited liability company.
“Sunlight Renewables ECCA” means, with respect to the Sunlight Storage Project Company, the Equity Capital Contribution Agreement, and all amendments and supplements thereto (and any amendments and restatements thereof), entered into, or to be entered into, in connection with the issuance of Tax Equity Interests with respect to such Sunlight Storage Project Company.
“Sunlight Renewables Holdings Class A Member” means a “Class A Member” (as defined in the Sunlight Renewables Holdings A&R LLC Agreement) of Sunlight Renewables Holdings.
“Sunlight Renewables Tax Equity Investor” means, as of any date, the holders, as of such date, of issued and outstanding equity interests of any Acquired Company (or Subsidiary thereof) that were issued pursuant to the applicable Project Financing Documents.
“Sunlight Storage” or “Sunlight Storage Project Company” means Sunlight Storage, LLC, a Delaware limited liability company.
“Sunlight Storage Facility” means the approximately 230 megawatt/920 megawatt hour battery energy storage system located at the Sunlight Storage Project, which shall include all fixtures, improvements, components and sub-systems, equipment (including software, batteries, inverters, pad mount transformers, breakers, metering, HVAC, communications, SCADA and data monitoring systems).

“Sunlight Renewables Holdings” means Sunlight Renewables Holdings, LLC, a Delaware limited liability company.
“Sunlight Renewables Tax Equity Financing” means, with respect to the Sunlight Storage Project Company, the transactions contemplated by the Sunlight Renewables ECCA.
“Sunlight Renewables Tax Equity Financing Adjustment” has the meaning set forth on Schedule A.
“Sunlight Renewables Tax Equity Inputs” means the inputs set forth on Schedule A.
“Sunlight Storage Project” means the approximately 230 megawatt/920 megawatt hour battery storage facility owned by the Sunlight Storage Project Company located in Riverside County, California.
“Tax Equity Interests” means, as of any date, such equity interests, if any, of any Acquired Company (or subsidiary thereof), held by the Sunlight Renewables Tax Equity Investor as of such date.
“Tax Equity Proceeds” means the aggregate amount of capital contributions (other than Deferred Contributions as defined in the Project Financing Documents) actually paid by Sunlight Renewables Tax Equity Investor to the applicable Acquired Company (pursuant to the Sunlight Renewables ECCA) at any time on or after the closing date of the applicable Sunlight Renewables Tax Equity Financing pursuant to the applicable Project Financing Document or other definitive agreement entered into in connection with the acquisition of Tax Equity Interests in such Acquired Company.
“Title Company” means, with respect to the Title Policy, the title insurance company set forth (or to be set forth) with respect to such Title Policy on Schedule Title Policies to this Acquired Companies Annex.
“Title Policy” means, as applicable, any owner’s policy of title insurance set forth (or to be set forth) on Schedule Title Policies to this Acquired Companies Annex. Notwithstanding any other provision of the Agreement or this Acquired Companies Annex, Seller shall be permitted to update Schedule Title Policies after the Effective Date and prior to Closing.
“Working Capital Inputs” means the inputs in cells “B3” through “E55” in the worksheet labeled “Working Capital Inputs” in the Portfolio Project Model.

PART II: ACQUIRED INTERESTS AND OWNERSHIP STRUCTURE

1.The “Interests” to be acquired are one hundred percent (100%) of the Class A Membership Interests of Sunlight Renewables Holdings.
2.On the Closing Date, Seller will be the sole owner of one hundred percent (100%) of the Class A Membership Interests in, and will be the Class A Member of, Sunlight Renewables Holdings.
3.Sunlight Renewables Holdings is the sole owner of one hundred percent (100%) of the equity interests in, and the sole member of Sunlight Renewables Class A Holdings.
4.On the Closing Date, other than Sunlight Renewables Tax Equity Investors, Sunlight Renewables Class A Holdings will be the sole owner of one hundred percent (100%) of the membership interests in, and the sole member of Sunlight Renewables.
5.Sunlight Renewables is the sole owner of one hundred percent (100%) of the equity interests in, and the sole member of, the Sunlight Storage Project Company.

PART III: TRANSACTION TERMS AND CONDITIONS
1.Transaction; Purchase Price. At Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in, to and under, the Interests. The aggregate consideration to be paid for the purchase of the Interests to which this Acquired Companies Annex applies shall consist of the payment of (such amount, collectively, the “Purchase Price”):
(a)an amount equal to the Closing Purchase Price, which amount shall be paid by Purchaser to Seller on the Closing Date as provided in subparagraph 2 of this Part III, plus
(b)the Post-Closing Working Capital Adjustment Payment, which amount shall be paid to the appropriate Party as provided in subparagraph 3(f) of this Part III (whether positive or negative); (plus or minus)
(c)    an amount equal to the Sunlight Renewables Tax Equity Financing Adjustment consistent with the procedures set forth in Schedule A.

2.Manner and Forms of Payment of Purchase Price. The Closing Purchase Price shall be paid in cash on the Closing Date by wire transfer of immediately available U.S. funds to such account or accounts as Seller may specify in a written notice given to Purchaser on or prior to the Closing Date. All payments made following the Closing Date of any amounts due to Seller as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to one of the accounts previously specified by Seller and selected by Purchaser unless one of such accounts or another account is specified by Seller in a written notice given to Purchaser (not less than two (2) Business Days prior to the date on which any such payment is due to be made). All payments made following the Closing Date of any amounts due to Purchaser as an adjustment to the Purchase Price shall be made by wire transfer of immediately available U.S. funds to such account or accounts as Purchaser may specify in a written notice given to Seller (not less than two (2) Business Days prior to the date on which any such payment is due to be made).
3.Purchase Price Calculation and Adjustments. The Base Purchase Price, the Closing Purchase Price and the Purchase Price with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies shall be determined as follows:
(a)The Portfolio Project Model sets forth the Base Purchase Price as of the Closing Date that has been agreed to by Seller and Purchaser. The Base Purchase Price shall be adjusted by the Estimated Working Capital (positive or negative). Such Base Purchase Price, as adjusted, shall be the Closing Purchase Price.
(b)Within sixty (60) days after the Closing Date, Seller will prepare (at Seller’s expense) and deliver to Purchaser a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Seller to calculate the Actual Working Capital, together with a reasonably detailed explanation of, and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information, Purchaser objects in writing to Seller (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the dispute resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Purchaser, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Purchaser does not object in writing to Seller, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Seller’s list of Working Capital Inputs as of the Closing Date.
(c)If the list of the Working Capital Inputs as of the Closing Date is not prepared and delivered by Seller within the sixty (60) day period set forth in subparagraph 3(b) above, Purchaser shall be entitled (but not obligated) during the fifteen (15) day period commencing on the sixty-first (61st) day after the Closing Date to prepare (at Purchaser’s expense) and deliver to Seller a list of the Working Capital Inputs as of the Closing Date as determined in good faith by Purchaser to calculate the Actual Working Capital, together with a reasonably detailed explanation and documentation of such Working Capital Inputs. If, within thirty (30) days following delivery of such Working Capital Inputs information, Seller objects in writing to Purchaser (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), such disputed items shall be subject to the objection and resolution provisions set forth in subparagraph 3(e) below. If any of such Working Capital Inputs are not timely objected to by Seller, then such Working Capital Inputs and the resulting Actual Working Capital shall be deemed final and no longer subject to dispute by either of the Parties. If within thirty (30) days following delivery of such Working Capital Inputs information, Seller does not object in writing to Purchaser, then the representatives of the Parties shall meet within five (5) Business Days following the end of such thirty (30)-day period to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Purchaser shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using Purchaser’s list of Working Capital Inputs as of the Closing Date.
(d)If neither Purchaser nor Seller prepare and timely deliver a list of the Working Capital Inputs as of the Closing Date in accordance with subparagraph 3(b) or subparagraph 3(c) above, no adjustments to the Portfolio Project Model will be made pursuant to subparagraph 3(f) below and the Closing Purchase Price shall be the Purchase Price.
(e)If Purchaser timely objects to Seller’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(b) or if Seller timely objects to

Purchaser’s list of the Working Capital Inputs as of the Closing Date pursuant to subparagraph 3(c), then Seller and Purchaser shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a ten (10) day period commencing on delivery of written notice of objection pursuant to subparagraph 3(b) or subparagraph 3(c), as the case may be. Should such negotiations not result in an agreement as to the Working Capital Inputs as of the Closing Date within such ten (10) day period (or such longer period as Seller and Purchaser may mutually agree in writing), then either Party may submit such disputed items and values to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Seller and Purchaser, and their respective representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and determine the Working Capital Inputs as of the Closing Date. The Parties hereby agree that the Neutral Auditor shall only decide the values ascribed to the specific disputed items, and the Neutral Auditor’s decision with respect to such disputed items must be within the range of values assigned to each such item in the applicable proposed list of the Working Capital Inputs as of the Closing Date delivered by Seller or Purchaser, as the case may be, and the notice of objection, respectively. The Neutral Auditor shall be directed to determine such values (in accordance with the immediately preceding sentence) within thirty (30) days after being retained as provided in this subparagraph 3(e). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Seller and Purchaser. The Neutral Auditor shall be directed to resolve the disputed items and deliver to Seller and Purchaser a written determination of the amounts for such disputed items (such determination to be made consistent with this subparagraph 3(e), to include all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Seller) within thirty (30) days after being retained and such determination will be final, binding and conclusive on the Parties and their respective Affiliates, representatives, successors and assigns. Notwithstanding anything in the Agreement to the contrary, the dispute resolution mechanism contained in this subparagraph 3(e) shall be the exclusive mechanism for resolving disputes, if any, regarding the Working Capital Inputs as of the Closing Date for purposes of revising the Portfolio Project Model as set forth in subparagraph 3(f) below, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article X of the Agreement for Losses relating to matters used in determining or calculating the Working Capital Inputs as of the Closing Date (other than the failure to pay amounts, if any, that become due and payable pursuant to subparagraph 3(f) below) or in respect of any of the assets or liabilities that are transferred to or assumed by Purchaser and that were included in the calculation of the Post-Closing Working Capital Adjustment Payment. Within five (5) Business Days following the delivery by the Neutral Auditor to Seller and Purchaser of the Neutral Auditor’s written determination of the amounts of the disputed items of Working Capital Inputs as of the Closing Date, the representatives of the Parties shall meet to revise the Portfolio Project Model as set forth in subparagraph 3(f) below using Seller’s or Purchaser’s list of Working Capital Inputs as of the Closing Date delivered pursuant to subparagraph 3(b) or subparagraph 3(c) above, as the case may be, as modified by the Neutral Auditor’s determination of the amounts of the specific disputed items; provided, that, if within such five (5) Business Day period the representatives of the Parties have not met to revise the Portfolio Project Model, then the representative of Seller shall revise and re-run the Portfolio Project Model in accordance with subparagraph 3(f) below using the applicable list of Working Capital Inputs as of the Closing Date as modified by the Neutral Auditor.
(f)Within the applicable period set forth in subparagraphs 3(b), 3(c) or 3(e) above, as applicable, representatives of the Parties shall meet to revise the Portfolio Project Model as follows:
(i)the representatives of the Parties shall revise the Working Capital Inputs to the Portfolio Project Model to reflect all changes to the Working Capital Inputs; and
(ii)following the completion of the revisions described in clause (i), the Purchase Price shall be set forth in cell “C15” in the worksheet labeled “Purchase Price Calculation” in the Portfolio Project Model.
Immediately upon completion of the revision of the Portfolio Project Model as set forth in subparagraphs (i) and (ii) of this subparagraph 3(f), Seller shall calculate the Post-Closing Working Capital Adjustment Payment (which calculation shall, in the absence of manifest error, be binding on Seller and Purchaser) and not later than one (1) Business Day after such calculation is completed, notify Purchaser of the amount of the Post-Closing Working Capital Adjustment Payment (which may be a positive or negative amount). If the Post-Closing Working Capital Adjustment Payment is a positive amount, then Purchaser shall pay in cash to Seller such positive amount. If the Post-Closing Working Capital Adjustment Payment is a negative amount, then Seller shall pay in cash to Purchaser an amount equal to the absolute value of the Post-Closing Working Capital Adjustment Payment. Any such payment in respect of the Post-Closing Working Capital Adjustment Payment will be due and payable within three (3) Business Days after the Seller gives notice to Purchaser of the Post-Closing Working Capital Adjustment Payment as provided in this subparagraph 3(f). Any payments made pursuant to this subparagraph 3(f) shall be treated by the Parties as an adjustment to the Purchase Price for all purposes of the Agreement, including Tax purposes unless otherwise required by applicable Law.

PART IV: ADDITIONAL CLOSING DELIVERABLES
1.Additional Seller Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.2 of the Agreement to be delivered by Seller at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Seller shall deliver to Purchaser the following certificates, agreements and other documents (if “none” is written below, then there are no additional Seller Closing deliverables):
(a)    the Build-Out Agreement, duly executed by NEER; and

(b)    the Sunlight Renewables Holdings A&R LLC Agreement, duly executed by Renewables Portfolio Holdings.

2.Additional Purchaser Closing Deliverables. In addition to the certificates, agreements and other documents expressly required by Section 3.3 of the Agreement to be delivered by Purchaser at or prior to the applicable Closing in connection with the Acquired Companies Acquisition to which this Acquired Companies Annex applies, at the Closing, Purchaser shall deliver to Seller the following certificates, agreements and other documents (if “none” is written below, then there are no additional Purchaser Closing deliverables):
(a)the Build-Out Agreement, duly executed by Sunlight Renewables Holdings; and
    (b)    the Sunlight Renewables Holdings A&R LLC Agreement, duly executed by Purchaser.

PART V: ADDITIONAL CLOSING CONDITIONS
1.Both Parties’ Obligation to Close. In addition to the conditions to each Party’s respective obligations to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.4 of the Agreement, the respective obligations of each Party to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by agreement of Seller and Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.4 of the Agreement):
(a)FERC 203 Approval is received; and
(b)the Project Financing Documents shall be in full force and effect.
2.Seller’s Obligation to Close. In addition to the conditions to Seller’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.5 of the Agreement, the obligation of Seller to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.5 of the Agreement):
(a)None
3.Purchaser’s Obligation to Close. In addition to the conditions to Purchaser’s obligation to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies set forth in Section 3.6 of the Agreement, the obligation of Purchaser to consummate the Acquired Companies Acquisition to which this Acquired Companies Annex applies are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law) (if “none” is written below, then there are no additional conditions under Section 3.6 of the Agreement):

(a)the Project shall have reached Commercial Operation and the Delivery Period (as defined in the ESPSA) shall have commenced.
(b)Seller shall have delivered a Phase I environmental site assessment for the Project, dated not earlier than one hundred eighty (180) days prior to the Closing Date (the “Phase I Reports”) to the Purchaser.
(c)    Sunlight Renewables Holdings and NEER shall have executed and delivered, on or prior to the Closing Date, the Build-Out Agreement, which shall remain in full force and effect.

PART VI: ADDITIONAL REPRESENTATIONS AND WARRANTIES
1.    Additional Seller Representations and Warranties:

In addition to the representations and warranties of Seller set forth in Article IV, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article IV of the Agreement):
(a) none.

2.    Additional Seller Representations and Warranties in respect of the Acquired Companies:

In addition to the representations and warranties of Seller set forth in Article V, Seller hereby represents and warrants to Purchaser (if “none” is written below, then there are no additional representations and warranties under Article V of the Agreement):
(a)none.
3.    Additional Purchaser Representations and Warranties:

In addition to the representations and warranties of Purchaser set forth in Article VI, Purchaser hereby represents and warrants to Seller (if “none” is written below, then there are no additional representations and warranties under Article VI of the Agreement):
(a)none.

PART VII: ADDITIONAL COVENANTS AND AGREEMENTS
1.Allocation of Purchase Price.
(a)With respect to the acquisition of the Interests, within ninety (90) days after all adjustments to the Purchase Price pursuant to this Acquired Companies Annex have been completed, Purchaser shall deliver to Seller a schedule (the “Purchase Price Allocation Schedule”) prepared in accordance with Section 755 of the Code and the Treasury Regulations promulgated thereunder. Thereafter, Seller and Purchaser shall use Commercially Reasonable Efforts to agree, within thirty (30) days of Seller’s receipt of the Purchase Price Allocation Schedule, to an allocation of the Purchase Price among the assets of the Acquired Companies that is consistent with the allocation methodology provided by Section 755 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Notwithstanding the foregoing, in the event Purchaser and Seller cannot agree as to the Allocation, each Party shall be entitled to take its own position in any Tax return, Tax proceeding or audit.
(b)Seller shall cooperate with Purchaser to cause valid elections under Section 754 of the Code (and any corresponding provisions of state and local Tax law) to be in effect for the Acquired Companies for the taxable period in which Purchaser acquires the Interests.
2.Outstanding Equity Contributions. Seller shall contribute (or will cause to be contributed) the following contributions:
(a) None
3.Phase I Environmental Site Assessment. Notwithstanding anything in the Agreement (including provisions of Article X of the Agreement), Seller shall indemnify Purchaser for any Identified Environmental Losses (the “Environmental Reimbursement”). The Environmental Reimbursement shall not be subject to, nor count towards, any limitation on liability or procedures or other provisions of Article X of the Agreement.
4.Commercial Operation; Tax Equity Financing:
(a)Seller shall, and shall cause each of the applicable Acquired Companies (and their subsidiaries) to use their respective Commercially Reasonable Efforts to take such actions as are necessary or appropriate to (i) cause the Project to have achieved Commercial Operation and (ii) cause the Sunlight Renewables Tax Equity Financing to have been consummated with respect to the Project.
(b)Seller and its Affiliates (other than Purchaser and each of its respective subsidiaries) shall solely bear (x) all the Construction Costs and expenses in connection with causing the Project to achieve Commercial Operation, “Substantial Completion” and “Final Completion” (as such terms are defined with respect to the Project, in the EPC Agreement) and consummating the Sunlight Renewables Tax Equity Financing of the Project and (y) any liability to the extent resulting from the fact that the Project did not achieve Commercial Operation, Substantial Completion, Final Completion and/or consummate its Sunlight Renewables Tax Equity Financing, in each case, prior to Closing, including without limitation, the loss of any Development Security (as defined in the ESPSA) under the ESPSA.
(c)If Seller shall determine prior to December 1, 2022, that the conditions to Closing shall not be satisfied on or prior to December 1, 2022, because the Sunlight

Storage Project Company will not achieve Commercial Operation by December 1, 2022 (a “Commercial Operation Delay”), then, Seller will promptly provide written notice thereof to Purchaser and the Outside Date shall be extended until December 31, 2022.
(d)Tax Equity Proceeds – Purchaser agrees, that following the Closing and promptly upon receipt thereof, Purchaser shall pay (or cause to be paid) in full to Seller any and all Tax Equity Proceeds paid by the Sunlight Renewables Tax Equity Investor to any of the Acquired Companies.

5.Construction Costs. Seller has caused or shall cause all Construction Costs with respect to each of the Acquired Companies to be satisfied in full when due (whether before or after Closing); provided, however, that Seller shall be entitled to retain (a) the aggregate amount of any and all Subcontractor Delay Liquidated Damages received by or with respect to any Acquired Company, and (b) the aggregate of all amounts received by any of the Acquired Companies in connection with Network Upgrades (including any and all reimbursements).

6.Title Policies. Seller shall use its reasonable best efforts to obtain and deliver to Purchaser prior to the Closing an owner’s policy of title insurance in a form reasonably satisfactory to Purchaser with respect to the Project other than those for which such policies of insurance are set forth on Schedule Title Policies as of the Effective Date.
7.Additional Agreements. To the extent the following agreements have not been entered into prior to the Effective Date, Seller will cause it and its Affiliates to enter into:
(a)an administrative services agreement, operating and maintenance agreement and an energy management agreement with Sunlight Storage Project Company on terms consistent with those set forth in the Management Presentation;
(b)the Build-Out Agreement on commercially reasonable terms to be negotiated in good faith between the Purchaser and Seller and its Affiliates; and
(c)the Sunlight Renewables Holdings A&R LLC Agreement on commercially reasonable terms and terms that, to the extent applicable, are consistent with the Portfolio Project Model, to be negotiated in good faith between the Purchaser and Seller and its Affiliates. For the avoidance of doubt, the Class A Member shall receive sixty-seven percent (67%) of the distributions and the Class B Member shall receive thirty-three percent (33%) of the distributions in the Sunlight Renewables Holdings A&R LLC Agreement.

PART VIII: TERMINATION
1. Termination. The Acquired Companies Acquisition contemplated by this Acquired Companies Annex, and, except as otherwise provided in Section 8.2 of the Agreement, the applicability of the provisions of the Agreement to such Acquired Companies Acquisition, may be terminated, and the transactions contemplated hereby or thereby may be abandoned, as follows:
(i)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by the mutual written consent of Seller and Purchaser at any time prior to the Closing with respect to such Acquired Companies Acquisition having occurred, such termination to be effective as of the date both Seller and Purchaser have signed such written consent;
(ii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if the Closing with respect to such Acquired Companies Acquisition, shall not have been consummated on or prior to the Outside Date, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that the right to terminate the Agreement with respect to such Acquired Companies Acquisition under this subparagraph 1(ii) shall not be available to Purchaser or Seller, as applicable, if Purchaser or Seller, as applicable, has breached any of its respective representations and warranties contained in the Agreement with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex or has failed to perform or comply with any of its respective obligations, covenants, agreements or conditions with respect to such Acquired Companies Acquisition required to be performed or complied with by such Party under the Agreement and such breach or failure has been the cause of, or resulted in, the failure of the applicable Closing to occur on or before such date;
(iii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, by either Purchaser or Seller, by written notice to the other, if there shall be any Law that makes consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, it being agreed that the Parties hereto shall comply with their obligations under Section 7.1 of the Agreement with respect to any adverse determination which is appealable, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement;
(iv)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if Purchaser has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Purchaser contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Purchaser prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Purchaser continues to exercise such Commercially Reasonable Efforts, Seller may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Seller is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(v)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if Seller has breached or failed to perform any representation, warranty, covenant or agreement contained in the Agreement or in this Acquired Companies Annex or if any representation or warranty of Seller contained in the Agreement or in this Acquired Companies Annex shall be untrue and, as a result thereof, any Closing Condition applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex would not then be satisfied at the time of such breach or failure, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; provided, however, that if such breach or failure is curable by Seller prior to the Outside Date through the exercise of its Commercially Reasonable Efforts, then for so long as Seller continues to exercise such Commercially Reasonable Efforts, Purchaser may not terminate the Agreement as to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex under this subparagraph; provided, further, that Purchaser is not then in material breach of the terms of the Agreement applicable to such Acquired Companies Acquisition, and provided, further, that no cure period shall be required for a breach or failure which by its nature cannot be cured;
(vi)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Seller, by written notice to Purchaser, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Purchaser fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement; or
(vii)the Agreement may be terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex by Purchaser, by written notice to Seller, if all the Closing Conditions applicable to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex have been satisfied (other than applicable Closing Conditions that by their nature are to be satisfied at the applicable Closing) or waived in writing by the applicable Party and Seller fails to consummate the Acquired Companies Acquisition contemplated by this Acquired Companies Annex at the applicable Closing, such termination to be effective as of the date such written notice is deemed duly given, provided or furnished in accordance with Section 12.1 of the Agreement.
2.    Effect of Termination. In addition to the applicable effects of termination of an Acquired Companies Acquisition set forth in Section 8.2 of the Agreement, if the Agreement is validly terminated with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex pursuant to paragraph 1 of this Part VIII, there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective Representatives or Affiliates) with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex, the Agreement shall thereupon terminate with respect to the Acquired Companies Acquisition contemplated by this Acquired Companies Annex and become void and of no further force and effect and the consummation of the Acquired Companies Acquisition contemplated by this Acquired Companies Annex shall be abandoned without further action of the Parties, except as provided in Section 8.2 of the Agreement.
3. Outside Date. As used in this Acquired Companies Annex Agreement, the “Outside Date” shall mean December 1, 2022; provided, however: (a) that if the condition set forth in subparagraph 1(a) of Part V of this Acquired Companies Annex is not satisfied as of December 1, 2022, but all other Closing Conditions have been satisfied or validly waived (other than those Closing Conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), then that the Outside Date shall be extended automatically until the condition set forth in subparagraph 1(a) of Part V of this Acquired Companies Annex has been satisfied, but no later than December 31, 2022, in which case the term “Outside Date” shall thereafter mean the later of such dates for all purposes of the Acquired Companies Acquisition; or (b) that the Outside Date may be extended upon the mutual written agreement of Seller and Purchaser, in which case the term “Outside Date” shall thereafter mean such date for all purposes of the Acquired Companies Acquisition.

PART IX: MODIFICATIONS TO AGREEMENT
The following provisions of the Agreement are amended as follows with respect to the Acquired Companies Acquisition to which this Acquired Companies Annex applies (if “none” is written below, then there are no modifications made to provisions of the Agreement under this Part IX):
None.
(a)Section 2.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, including any applicable Acquired Companies Annex, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date, all of Seller’s right, title and interest in the Interests.”
(b)The first sentence of Section 3.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“With respect to each Acquired Companies Acquisition, subject to the satisfaction of the Closing Conditions applicable to such Acquired Companies Acquisition, or the waiver thereof by the Party entitled to waive the applicable Closing Condition, the closing of the sale of the Interests and the consummation of such Acquired Companies Acquisition (each, a “Closing”) shall take place at the offices of Seller (or at such other place as the Parties may designate in writing) on the third (3rd) Business Day following the date on which all of the applicable Closing Conditions have been satisfied (other than Closing Conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such Closing Conditions) or waived by the Party entitled to waive the applicable Closing Condition, or on such other Business Day thereafter on or prior to the Outside Date that is agreed to in writing by Purchaser and Seller.”

(c)Subparagraph (b) of Section 3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    [Reserved];”

(d)Subparagraph (a) of Section 5.2 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Schedule 5.2 to the applicable Acquired Companies Annex accurately sets forth the ownership structure and capitalization of each Acquired Company as of the Closing Date.”

(e)Section 5.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.4. Business. The Business of each of the applicable Acquired Companies is the only business operation carried on by such Acquired Company. The assets that each of the applicable Acquired Companies will have the right to use immediately after the applicable Closing will constitute the tangible assets that are sufficient to conduct its Business as conducted on the applicable Closing Date except for such additional tangible assets that are expected to be acquired after the applicable Closing Date from future capital expenditures made by the applicable Project Company that are reflected in the applicable Project Model. Such assets, taken as a whole, are in good condition, normal wear and tear excepted. As of the Closing Date, the applicable Acquired Companies will have good title to the assets they purport to own, free and clear of any Encumbrances (other than Permitted Encumbrances) and will have valid leases, licenses or other rights to use the other assets referred to in the prior sentence, subject to the exception referred to in the prior sentence.”
(f)The first sentence of Section 5.12(g) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Other than as described in Schedule 5.12(g) to the applicable Acquired Companies Annex, there is no pending litigation known to any Acquired Company or Seller affecting the Property, nor any eminent domain proceedings affecting or threatened against the Property, nor, to Seller’s Knowledge, has there been any occurrence that is reasonably foreseeable to result in any such litigation.”

(g)Section 5.14(e) and Section 5.14(f) of the Agreement are hereby deleted in their entirety and replaced with the following:
“(e)    Except as set forth in Schedule 5.14(e) to the applicable Acquired Companies Annex, to Seller’s Knowledge, there has been no Release of any Hazardous Material as a result of acts or omissions of the Acquired Companies at or from any Property in connection with the Business that would reasonably be expected to result in a Material Adverse Effect.

(f)    Except as set forth in Schedule 5.14(f) or as provided in the Phase I Reports, Hazardous Materials are not present at, on, under, in, or about the Property or any real property that is the subject of any leases entered by any Acquired Company in connection with the Business (i) in violation of Environmental Law; (ii) that could reasonably be expected to give rise to liability under any applicable Environmental Law, materially interfere with the continued operations of the Business through and after the applicable Closing, or impair the value of the Property or any such leased property; or (iii) that could reasonably be expected to require remedial action. This Section 5.14 contains the sole and exclusive representations and warranties of Seller with respect to Hazardous Materials, Environmental Laws, and other environmental matters, as identified herein.”

(h)The first sentence of Section 9.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“Seller shall be responsible for and indemnify Purchaser against any Tax with respect to any applicable Acquired Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the applicable Closing Date (including, as applicable, any adjustment in the amount of any item of income, gain, loss, deduction, or credit of any Acquired Company, or any distributive share thereof, to the extent such adjustment results in an “imputed underpayment” as described in Code section 6225(b) or any analogous provision of state or local law); provided, however, that Seller shall not be liable for, and shall not indemnify Purchaser for, any liability for Taxes (i) that were included as a liability in calculating the applicable Post-Closing Working Capital Adjustment Payment; (ii) that were otherwise paid by Seller, (iii) that were recoverable from a Person other than the Purchaser or the applicable Acquired Companies or (iv) resulting from transactions or actions taken by Purchaser or the applicable Acquired Companies after the applicable Closing.”
(i)Section 12.16 of the Agreement is hereby amended and restated in its entirety to read as follows:
        [Intentionally omitted.]”